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                                              355 SOUTH GRAND AVENUE SUITE 2400
                                              LOS ANGELES, CA 90071

                                              TEL   213 253 1600
                                              FAX 213 625 2486



                                November 4, 1996

California Beach Restaurants, Inc.
17383 Sunset Boulevard, Suite 140
Pacific Palisades, California 90272

Re:      Commitment for $3,000,000 Secured Credit Facility

Gentlemen:

               We are pleased to advise you that FINOVA Capital Corporation ("Lender"), agrees to provide a loan to California Beach Restaurants, Inc. ("Borrower") for the purpose and on the terms and conditions set forth below.

Purpose

               Borrower shall use the proceeds of the loan made by Lender to pay its indebtedness to Bank of America and to finance its ongoing working capital requirements.

Amount

               Lender will make a term loan ("Term Loan") to Borrower in an amount of up to Three Million Dollars ($3,000,000). Lender will also provide a capital expenditure subline up to One Million Five Hundred Thousand Dollars ($1,500,000) for the sole purpose of renovating the Gladstone's 4 Fish location. The capital expenditure line ("Capex Line") will be limited in amount to the difference between the undrawn amount of the Term Loan and Three Million Dollars. The Term Loan and the Capex Line are hereinafter collectively referred to as the "Loans." Advances under the Capex Line shall be in increments of not less than $200,000, requests for an advance shall be accompanied by information detailing the specific use of the proceeds, all in form and substance acceptable to Lender in its sole discretion and the advances will only be used for actual expenses incurred by Borrower, which expenses shall be subject to Lender's approval. All Loans shall be provided upon the terms and conditions set forth in this letter of commitment (this "Letter of Commitment") and in the Loan and Security Agreement between Borrower and Lender and related documents, instruments and agreements, all in form and substance satisfactory to Lender in its sole discretion (the "Loan Agreement").



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California Beach Restaurants, Inc.
November 4, 1996
Page 2

Term

         Three (3) years (the "Initial Term") with renewals thereafter in the sole discretion of Lender.

Terms and Repayment

         Interest Rate. The Loans shall bear interest at a rate equal to the Prime Rate based on a 360-day year plus two and three quarters percent (2.75%) per annum. "Prime Rate" shall mean the reference (or equivalent) rate as announced from time to time by Citibank, N.A., New York, New York. The Prime Rate may or may not be the lowest rate charged to such bank's most creditworthy corporate borrowers. Rate changes shall be effective on the date of announcement. For purposes of availability, Borrower's account will be credited upon Lender's receipt of good funds. In the event of a default under the Loan Agreement, a default rate shall apply of two percent (2%) per annum in addition to the otherwise applicable rate.

         Term of Loans. The Loans shall be amortized based upon a sixty (60) month amortization schedule but repaid in thirty-five (35) consecutive monthly payments of principal with a balloon payment due and payable in month thirty-six (36) for all then remaining unpaid amounts of principal, accrued but unpaid interest and fees and charges. The unpaid amount of the Capex Line shall be fully paid co-terminus with the Term Loan. In addition to the foregoing, annually at the sole option of Lender, Borrower shall be required to prepay, without a prepayment charge, an amount equal to 50% of Excess Cash Flow to be applied to the unpaid amount of the Term Loan and then, upon payment of the Term Loan, to the Capex Line, in the inverse order of payments otherwise due. The definition of Excess Cash Flow shall be determined by Lender in its sole discretion and shall be calculated and payable thirty days after Lender receives Borrower's annual audited financial statements.



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California Beach Restaurants, Inc.
November 4, 1996
Page 3

         Fees

         Commitment Fee. In consideration of the issuance by Lender of this Letter of Commitment, Borrower shall pay to Lender a fee (the "Commitment Fee") in the amount of $30,000. The Commitment Fee shall be paid to Lender concurrently with your acceptance of this Letter of Commitment. The Commitment Fee shall not be refundable under any circumstances and shall be deemed fully earned on the date hereof.

         Closing Fee. In consideration of the financial accommodations described herein, Borrower shall pay Lender on the Closing Date a closing fee in the amount of $30,000 (the "Closing Fee").

         Renewal Fee. Provided the term of the Loan is extended beyond the end of the three year Initial Term (the "Initial Maturity Date"), Borrower shall pay Lender upon each anniversary of the Initial Maturity Date a renewal fee of $15,000, which represents one half of one percent (0.5%) of the total amount of the maximum Loans.

         Audit Fee. Borrower shall pay Lender an ongoing field examination and collateral monitoring fee of $500 per day per auditor for each day of auditing plus out-of-pocket expenses incurred in connection therewith.

         Success Fee. Borrower shall pay Lender a success fee of $100,000 at the end of the Initial Maturity Date.

         Prepayment Penalty. Upon prepayment of the Loans by Borrower, Borrower shall pay to Lender a prepayment penalty on the Loans based on the percentages below of the amount prepaid:

                    Year                                Percentage Applied
                     1                                        3%
                     2                                        2%
                     3  and thereafter                        1%

         Collateral

         The Loan will be secured by a first priority perfected security interest in (i) all of Borrower's now owned or hereafter acquired personal property, including, but not limited to, its inventory, accounts, equipment, chattel paper, documents, instruments, trademarks, patents, general intangibles, all royalty payments, cash, tax refunds and deposit accounts, together with all books and records relating to the foregoing, (ii) an assignment as collateral security of Borrower's lease



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California Beach Restaurants, Inc.
November 4, 1996
Page 4

with the County of Los Angeles covering the Gladstone's location with the right of Lender to assign the lease to a third party subject to the approval of the proposed lessee by the County of Los Angeles, (iii) an assignment as collateral security of Borrower's lease covering the RJ's location with the right of Lender to assign the lease to a third party with the consent of the landlord, which consent shall not be unreasonably withheld and (iv) all proceeds of the foregoing, including insurance proceeds of or relating to any of the foregoing, as well as products and replacements of, accessions to, and substitutions for the foregoing property and interests in property (hereinafter collectively referred to as the "Collateral").

Conditions Precedent To Closing

         On or before the funding of the Loan (the "Closing Date"), the following conditions precedent, which are for Lender's sole benefit, shall have been satisfied or waived by Lender in its discretion and in a manner satisfactory to Lender and its counsel:

         1. Borrower and Lender shall have executed and delivered a satisfactory Loan Agreement and such other documents, opinions, instruments and agreements as Lender shall request.

         2. All consents necessary to permit the secured financing transaction contemplated by this Letter of Commitment to be consummated pursuant to the terms and conditions of this Letter of Commitment and the Loan Agreement shall have been obtained.

         3. Borrower shall have made representations and warranties to Lender customary for transactions of this type as Lender deems reasonable and necessary.

         4. All costs, fees and expenses required to be paid by Borrower on or prior to the Closing Date shall have been paid.

         5. Borrower shall have delivered to Lender appropriate approvals of Borrower's Board of Directors authorizing the transaction contemplated in this Letter of Commitment in form and substance acceptable to Lender in Lender's sole discretion.

         6. No material adverse change in the business, operations, profits or prospects of Borrower or in the condition of the assets of Borrower shall have occurred during the period


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California Beach Restaurants, Inc.
November 4, 1996
Page 5

commencing with September 30, 1996 and ending on the Closing Date (the "Interim Period").

         7. During the Interim Period, Borrower and its representatives shall have provided Lender with all financial and other information which Lender may have reasonably requested, including without limitation Borrower's cash flow projections and pro-forma opening balance sheet which shall show that
(i) the Loans will provide sufficient funds for Borrower's projected working capital needs, (ii) Borrower will have sufficient capital for the conduct of its business following the funding of the Loans, and (iii) Borrower will not incur debts beyond its ability to pay such debts as they mature.

         8. Lender shall have received executed Intercreditor and Subordination Agreements, as applicable, each in form and substance satisfactory to Lender. The lease payments to the County of Los Angeles will not be required to be subordinated.

         9. Lender shall have received Landlord/Mortgagee Waivers with respect to each of the locations occupied by Borrower. Landlord waivers will include, without limitation, the right of Lender to remain on the premises for up to ninety (90) days, and all waivers shall otherwise be in form and substance satisfactory to Lender and from such parties as Lender deems necessary.

         10. Lender shall have received insurance certificates and Lender's Loss Payable Endorsements in form and substance satisfactory to Lender naming Lender as "Loss Payee" on the insurance policy or policies covering the Collateral and copies of all insurance policies confirming insurance by Borrower in amounts, coverage, form and by insurers satisfactory to Lender in its sole discretion.

         11. Lender shall have received and approved, in its sole discretion, such Phase I environmental reports (the "Assessments"), in form and substance acceptable to Lender, covering Borrower's assets and locations as Lender shall deem necessary or desirable. The Assessments shall be performed at Borrower's expense and shall include, in Lender's discretion, core samplings. The Assessments shall be conducted by an environmental engineer acceptable to Lender and the results of the Assessments shall be in form and substance acceptable to Lender in its sole discretion.

         12. No Event of Default under the Loan Agreement shall exist as of the Closing Date.


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California Beach Restaurants, Inc.
November 4, 1996
Page 6

         13. Lender shall have received confirmation that it has obtained a first priority perfected security interest in the Collateral subject only to such liens and encumbrances, if any, as Lender may approve in its discretion in writing.

         14. Prior to the Closing Date, Borrower shall have delivered true and correct copies of any pension or other employee benefit plan(s) covering its employees to Lender and Lender shall have approved of same in Lender's discretion.

         15. Borrower shall not have entered into any material commitment, material transaction, or transaction for borrowings during the Interim Period which is not in the ordinary course of business.

         16. Borrower shall not have made any material change in its accounting method or principles during the Interim Period.

         17. There shall not have been instituted or threatened, during the Interim Period, any material litigation or proceeding in any court or administrative forum to which Borrower is a party.

         18. Lender shall have received such opinions of counsel for Borrower as Lender may reasonably require.

         19. Lender and Borrower shall have agreed on financial covenants acceptable to Lender in its discretion. It is expected that the financial covenants shall include senior and total debt coverage, capital expenditure limitations and minimum net worth.

         20. On the Closing Date and after giving effect to Lender's initial fundings, Borrower will have minimum available cash of not less than $500,000 after bringing all suppliers to within 30 days of written terms and after giving effect to verified cash in Borrower's bank account.

         21. Lender shall have received and approved in its discretion a background report on Alan Readhead.

         22. Borrower shall have won the bid for the lease of the real estate for the Gladstone's location. Such lease shall be for a term of not less than 20 years and shall be assignable to Lender as collateral security; provided that the County of Los Angeles may have a right to approve a new tenant.

         23. Lender shall have received an assignment as collateral security of Borrower's lease for the location of R.J.'s.




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California Beach Restaurants, Inc.
November 4, 1996
Page 7

Covenants

         The Agreement shall provide for, and the Loans shall be subject to, certain covenants, including but not limited to the following:

         1.      Certain customary financial covenants as stated above.

         2. Certain covenants limiting dividends, advances or loans to affiliates and aggregate compensation to officers, including bonuses.

         3. Certain covenants concerning, among other things, limitations on mergers, changes in business, consolidations, acquisitions and business expansions; loans and total indebtedness; affiliate transactions, partnerships and joint ventures; adverse transactions; guaranties; liens and subordinated debt; distributions; subsidiaries; dispositions of assets, and such other matters and covenants as Lender shall reasonably require.

         4. Certain covenants concerning material changes in management or material changes in Borrower's ownership.

         5. A covenant that Borrower shall not in any manner grant a security interest in or otherwise encumber the Collateral, except as may be provided in the Loan Documents, provided, that Borrower shall have the right to purchase new equipment financed by purchase money security interests subject to a limit to be established by Lender in Lender's reasonable discretion prior to the Closing Date.

         6. Certain covenants concerning the delivery of various financial information, including, without limitation, (a) delivery of annual consolidated and consolidating financial statements (including balance sheet, income and cash flow statements) of Borrower audited by a certified public accounting firm acceptable to the Lender within 90 days after the end of each fiscal year; (b) delivery of annual consolidated and consolidating operating budgets (including balance sheet, income and cash flow statements) of Borrower broken down by month for the upcoming fiscal year, within 30 days prior to the end of each fiscal year; (c) delivery of monthly internally prepared consolidating financial statements of Borrower and quarterly compliance certificate within 30 days after the end of each fiscal month; and (d) such other reports as may be reasonably requested by Lender from time to time.


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California Beach Restaurants, Inc.
November 4, 1996
Page 8

Approval of Documents

         This Letter of Commitment contains a general summary of certain terms of the transaction contemplated hereby and is subject to agreement and execution upon satisfactory terms of the Loan Agreement which will include other terms and conditions, including but not limited to, the terms and conditions that are contained in Lender's standard form of Loan Agreement.

         The Loan Documents will be in form and substance satisfactory to, and subject to the approval of, Lender and its counsel in their sole discretion. Without limiting the foregoing, all documents (except in the absolute discretion of Lender) shall be governed by Arizona law, the parties will agree to jurisdiction in Maricopa County, Arizona and will waive their right to a trial by jury.

Closing Date

         It is expected that the Closing Date will be on or prior to April 30, 1997, or earlier. If, for any reason, the requirements of this Letter of Commitment are not met or if the transactions contemplated by this Letter of Commitment are not funded by April 30, 1997, or such later date as Borrower and Lender shall mutually agree in writing, Lender will have no further obligation hereunder and Lender's commitment will automatically terminate.

Miscellaneous

         This Letter of Commitment has been issued in reliance upon the accuracy of the information furnished to Lender by or on behalf of Borrower.

         If any law or regulation affecting Lender's entering into the transaction contemplated hereby shall impose upon Lender any material obligation, fee, liability, loss, cost, expense or damage which is not contemplated by this Letter of Commitment, the commitment evidenced by this Letter of Commitment may be terminated by Lender without liability of any kind or nature.

         The commitment evidenced by this Letter of Commitment shall not be assignable by Borrower, by operation of law or otherwise, and may not be relied upon by any other party.

         This Letter of Commitment and, when executed and delivered, the Loan Agreement, set forth the entire agreement of the parties with respect to the subject matter hereof and supersede all other written or oral understandings with respect thereto.



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California Beach Restaurants, Inc.
November 4, 1996
Page 9

         The terms of this Letter of Commitment may not be waived, amended, modified or altered unless such waiver, amendment, modification or alteration is expressly stated as such and specifically agreed to by the parties hereto in writing, and shall be enforceable by Lender and its successors or assigns.
This Letter of Commitment and all documents executed and contemplated to be executed pursuant hereto shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Arizona.

         In the event of a dispute hereunder, the prevailing party shall be entitled to an award of all costs, expenses and attorneys fees incurred by it in enforcing this Letter of Commitment whether or not suit is required.

         All third party "out of pocket" costs and fees (including Lender's reasonable attorneys fees, search fees and appraisal costs) incident to Lender's due diligence, documentation and closing of the Loans shall be for Borrower's account and paid by Borrower, whether or not the Closing Date occurs or the Loans are actually funded.

Effective Date

         The commitment of Lender hereunder shall become effective on the date of receipt by Lender of an executed copy hereof (and the Commitment Fee of $30,000), if agreed to by Borrower on or before the close of business on November 7, 1996.

JURY TRIAL AND OTHER WAIVERS.

            Borrower HEREBY:

                 Irrevocably submits to the jurisdiction of any state or federal court located in Maricopa County, Arizona, over any action or proceeding to enforce or defend any matter arising from or related to this Letter of Commitment;

                 Irrevocably waives, to the fullest extent Borrower may effectively do so, the defense of an inconvenient forum to the maintenance of any such action or proceeding;

                 Agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law; and

                 Agrees not to institute any legal action or proceeding against Lender or any of Lender's directors, officers, employees, agents or property, concerning any



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California Beach Restaurants, Inc.
November 4, 1996
Page 10

matter arising out of or relating to this Letter of commitment in any court other than one located in Maricopa County, Arizona.

         Nothing in the foregoing paragraph shall affect or impair Lender's right to serve legal process in any manner permitted by law or Lender's right to bring any action or proceeding against Borrower or Borrower's property in the courts of any other jurisdiction.

         BORROWER AND LENDER WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION TO ENFORCE OR DEFEND ANY MATTER ARISING FROM OR RELATED TO THIS LETTER OF COMMITMENT.



                                               Very truly yours,

                                               FINOVA CAPITAL CORPORATION

                                               By:______________________________

Acknowledged and Agreed to
this 5th day of November   1996:

California Beach Restaurants, Inc.

By:______________________________
Name:    Mark Segal
Title: Vice President-Finance